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                                                                  EXHIBIT 6.15.2


                    AMENDMENT NO. 1 TO ACQUISITION AGREEMENT
           (MIRACOM CORPORATION/MTV PINNACLE ADVERTISING GROUP, INC.)

         This Amendment No. 1 ("Amendment") made, entered into and effective as of the 30th day of September, 1998, amends that certain Acquisition Agreement dated September 29, 1998 ("Acquisition Agreement") by and among Miracom Corporation, a Nevada corporation ("'Buyer") and MTV Pinnacle Advertising Group, Inc., a Florida corporation ("Pinnacle").

                                    RECITALS

         WHEREAS, Buyer wishes to acquire all of the assets and business (including Assumed Liabilities) of Pinnacle for the consideration of 582,000 shares of Buyer's restricted common stock to be issued to Pinnacle; and

         WHEREAS, this Amendment serves to correct and clarify the Acquisition Agreement.

         NOW, THEREFORE, the Acquisition Agreement is hereby amended as follows:

         A. Section 1.t. of the Acquisition Agreement is hereby amended in its entirety as follows:

                  "t. "Purchase Price" shall mean the issuance of Miracom common stock in the amount of 582,000 shares to MTV Pinnacle Advertising Group, Inc., together with employment agreements for Fouts and Odato and Board seat appointment as described in Exhibit "F."

         B. Any reference in the Acquisition Agreement to issuance of Miracom stock to Fouts and Odato or to shareholders of Pinnacle shall mean instead the issuance of Miracom common stock to Pinnacle.

         C. Notwithstanding anything to the contrary stated in the Acquisition Agreement, Miracom is acquiring all of the assets and business (including all of the liabilities) of MTV Pinnacle Advertising Group, Inc.


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         D. With respect to the loans to MTV Pinnacle Advertising Group, Inc. by its officers, directors or shareholders as evidenced in the books and records of MTV Pinnacle Advertising Group, Inc., such loans may be repaid, upon mutual agreement between Miracom and the obligee, in the form of Miracom common stock in lieu of cash, or a combination of cash and Miracom common stock.

         E. The Acquisition and Stock Exchange Agreement dated August 20, 1998 by and between Direct Touch Research, Inc. (predecessor to Miracom) and MTV Pinnacle Advertising Group, Inc. is null and void and is superseded by the Acquisition Agreement. Further, any reference in the Acquisition Agreement to a guaranteed term on Miracom's Board of Directors for the selling shareholders of MTV Pinnacle Advertising Group, Inc. and any reference to a guaranteed $3.00 floor for Miracom common stock (or that of its predecessor) shall be null and void.

         F. All other provisions of the Acquisition Agreement shall remain the same, except as modified by the foregoing Sections A through E. Unless otherwise defined herein, capitalized terms shall have the same meanings as in the Acquisition Agreement.

         Dated as of and effective the date first written above.


                                        MTV PINNACLE ADVERTISING
                                        GROUP, INC.



                                        By: /s/  Jeffrey M. Odato
                                            ------------------------------------
                                            Name: Jeffrey M. Odato
                                            As:   President


                                        MIRACOM CORPORATION



                                        By: /s/ Shawn D. Lucas
                                            ------------------------------------
                                            Name: Shawn D. Lucas
                                            As:   President



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